Exhibit 99.1

AMETEK Increases Quarterly Dividend and Announces $1.25 Billion Share Repurchase Authorization

Berwyn, Pa., February 7, 2025 – AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved an 11% increase in its quarterly cash dividend on common stock to $0.31 per share from $0.28 per share. The dividend is payable on March 31, 2025, to shareholders of record as of March 14, 2025. This dividend increase will raise the indicated annual rate to $1.24 per share.
Additionally, AMETEK's Board of Directors approved a $1.25 billion share repurchase authorization. This new authorization replaces the previous $1 billion share repurchase authorization approved in May 2022, of which approximately $590 million remained available.

"AMETEK remains committed to deploying our robust cash flows on strategic acquisitions to enhance long-term shareholder value. Given our strong financial position we are also able to provide our shareholders with a higher and steadily increasing dividend. Additionally, the increased share repurchase authorization provides us with added flexibility to enhance shareholder value through the opportunistic repurchase of our common stock," commented David A. Zapico, AMETEK Chairman and Chief Executive Officer.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247